Exhibit 99.1

GAP INC. REPORTS MARCH SALES UP 10 PERCENT;

COMPARABLE STORE SALES UP 8 PERCENT

SAN FRANCISCO – April 8, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.5 billion for the five-week period ended April 3, 2004, which represents a 10 percent increase compared with net sales of $1.4 billion for the same period ended April 5, 2003. The company’s comparable store sales for March 2004 increased 8 percent compared with a 9 percent increase in March 2003.

Comparable store sales by division for March 2004 were as follows:

•	Gap U.S.: positive 5 percent versus positive 6 percent last year

•	Gap International: negative 5 percent versus positive 6 percent last year

•	Banana Republic: positive 25 percent versus negative 5 percent last year

•	Old Navy: positive 11 percent versus positive 17 percent last year

“Customer response to spring collections, combined with disciplined inventory management, drove improved regular price selling in the month,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Overall merchandise margins exceeded our beginning of month expectations, representing a significant improvement over last year. Total company sales in March slightly exceeded our beginning of month expectations as well. In particular, strong product assortments and positive traffic drove double-digit comp store sales at Banana Republic and Old Navy.”

The company also reiterated that it expects inventory per square foot at the end of the quarter to be down on a percentage basis in the low- to mid-teens.

Year-to-date net sales of $2.4 billion for the 9 weeks ended April 3, 2004, increased 11 percent compared with net sales of $2.2 billion for the same period ended April 5, 2003. The company’s year-to-date comparable store sales increased 10 percent compared with an increase of 9 percent in the prior year.

As of April 3, 2004, Gap Inc. operated 3,022 store locations compared with 3,109 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

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Investor Relations:	Media Relations:
Evan Price	Debbie Eliades
415-427-2161	415-427-4585

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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